Exhibit 99.1

Nexeo Solutions Announces Plans to Purchase CSD, Inc.

Nexeo Solutions Strengthens End Market Presence through Acquisition of CSD, Inc.

THE WOODLANDS, TX U.S.A. — October 7, 2013 - Nexeo Solutions, a leader in chemicals distribution, announced that they have entered into an agreement to acquire Chemical Specialists and Development, Inc. (“CSD”), also known as Startex Chemical.

Through this acquisition, Nexeo Solutions expands its capabilities in formula preparation, custom blending and laboratory testing.  The acquisition also enhances Nexeo Solutions’ contract chemical packaging and private label chemical packaging as CSD operates Startex Chemical, Prist, Aprol, and ST Labs in the marketplace.

“We have already invested in key markets such as energy, PICA (paints, inks, coatings, adhesives) and lubricants and plan to continue providing innovative products and services to our customers,” said Nexeo Solutions’ President and CEO, David Bradley.  “This acquisition advances Nexeo Solutions’ strategy, strengthens our end market presence and increases our growth in the Gulf Coast region.”

“This transaction is a positive for both companies,” according to Steve Cooke, CSD President and CEO.  “CSD customers will benefit from a wider selection of products, broader logistics capabilities, and dedicated technical expertise in our end markets; while Nexeo Solutions will benefit from our capabilities in small packaging to drive new growth.”

The transaction is expected to close before the end of 2013 and is subject to customary closing conditions and regulatory approvals.

About Nexeo Solutions

Nexeo Solutions is the largest global chemical, plastics and composites distributor with a centralized business model. The company provides broad logistics capabilities, in-depth market knowledge, dedicated technical expertise and Environmental Services. As a private company employing approximately 2300 employees with operations across North America, Europe and Asia, Nexeo Solutions is a leading distributor of chemicals, plastics, composites and environmental services.  Learn more at www.nexeosolutions.com.

About CSD

CSD is a leading chemical distribution company and provider of specialty chemicals.  With approximately 200 employees, CSD operates Startex, Prist, Arpol, STX Freight and ST Labs in the marketplace. Their operating units offer formula preparation, contract chemical packaging, custom chemical blending, custom chemical packaging, laboratory testing and shipping services.

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FOR FURTHER INFORMATION PLEASE CONTACT

Media Relations, Nexeo Solutions

Tel. +1 281 297 0058, Media.relations@nexeosolutions.com

Investor Relations, Nexeo Solutions

Tel. +1 281 297 0850, Investor.relations@nexeosolutions.com